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                                                                EXHIBIT 5


                                 McGuire Woods
                              Battle & Boothe LLP

                             8280 Greensboro Drive
                            Suite 900, Tysons Corner
                          McLean, Virginia 22101-3892
               Telephone/TTD (703) 712-5000   Fax (703) 712-5050



                                October 10, 1996


Board of Directors
Microdyne Corporation
3601 Eisenhower Avenue
Alexandria, Virginia 22304

Gentlemen:

     You propose to file as soon as possible with the Securities and Exchange Commission a registration statement on Form S-8 (the "Registration Statement") relating to the Microdyne Corporation 1991 Key Employee Stock Option Plan (the "Plan"). The Registration Statement covers 1,000,000 shares of Microdyne Common Stock, $.10 par value, which have been added, with the approval of the shareholders of Microdyne Corporation, to those reserved for issuance under the Plan.

     We are of the opinion that the additional 1,000,000 shares of Common Stock which are authorized for issuance under the Plan, when issued and sold in accordance with the terms and provisions of the Plan and as set forth in and contemplated by the Registration Statement, will be duly authorized, legally issued, fully paid and nonassessable.

     We consent to the use of this opinion as Exhibit 5 to the Registration Statement.

                                        Very truly yours,



                                        \s\ McGuire Woods Battle & Boothe, LLP